Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

EVOQUA WATER TECHNOLOGIES LLC
(“Seller”)
AND
ROCKWELL MEDICAL, INC.
(“Purchaser”)

DATED AS OF JULY 10, 2023

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (“Agreement”) is entered into as of July 10, 2023, by and between Evoqua Water Technologies LLC, a Delaware limited liability company (“Seller”), Rockwell Medical, Inc., a Delaware corporation (“Purchaser”). Purchaser and Seller are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms not defined elsewhere in this Agreement have the meanings given to them in Section 10.12.
BACKGROUND
WHEREAS, Seller, among its other business units, manufactures or has manufactured, markets, distributes, and sells hemodialysis concentrate products in powder and liquid form (the “Concentrates Business”; it being understood that all other businesses and operations of Seller are specifically excluded from the definition of the Concentrates Business); and
WHEREAS, Seller desires to sell and assign to Purchaser certain assets and liabilities primarily associated with the Concentrates Business, and Purchaser desires to purchase and assume from Seller those assets and liabilities, all on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I
SALE OF ASSETS
1.1.Sale of Assets. At the Closing, Seller shall sell, convey, transfer, and irrevocably assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of any and all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title and interest in and to the assets, properties, and rights described below in this Section 1.1, other than any Excluded Assets, to the extent owned or held by Seller as of the Closing Date and used primarily in the Concentrates Business, as conducted as of the Closing Date (collectively, the “Acquired Assets”).
(a)all assets primarily related to the Concentrates Business recorded or reflected on the audited consolidated balance sheet of Evoqua Water Technologies Corp. as of September 30, 2022 (such balance sheet, together with all related notes and schedules thereto, the “Balance Sheet”) (including assets such as Contracts to which no value was attributed);
(b)all assets primarily related to the Concentrates Business acquired by Seller since the date of the Balance Sheet which, had they been held by Seller on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value would have been attributed);
(c)all inventory, finished goods, raw materials, and work in progress used primarily in the Concentrates Business (the “Inventory”);
(d)all manufacturing equipment, supplies and other tangible personal property used primarily in the Concentrates Business, including the manufacturing equipment,

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supplies and other tangible personal property listed on Disclosure Schedule 1.1(d) (the “Equipment”);
(e)all Contracts of Seller primarily relating to the Concentrates Business, including the Contracts set forth on Disclosure Schedule 1.1(e), and the portion of the Dividable Contracts primarily relating to the Concentrates Business (which Dividable Contracts shall include the Contract Manufacturing Agreement) (collectively, the “Purchased Contracts”);
(f)all U.S. Food and Drug Administration 510(k) clearances for the Concentrates Business;
(g)the Intellectual Property associated primarily with the Concentrates Business as set forth on Disclosure Schedule 1.1(g) (the “Purchased Intellectual Property”); provided, however, for the avoidance of doubt, Seller’s use (prior to Closing) of the Purchased Intellectual Property in combination with other trademarks, copyrights, trade secrets or other Intellectual Property of Seller does not grant and shall not be interpreted as granting to Purchaser any rights in or to any Intellectual Property of Seller or other Excluded Asset by virtue of use of such Purchased Intellectual Property in close proximity to such Intellectual Property of Seller or Excluded Assets;
(h)originals, or where not available, copies, of all books and records in Seller’s possession that primarily relate to the Concentrates Business or the Acquired Assets, other than books and records set forth in Section 1.2(e) (“Books and Records”);
(i)except as set forth in Section 1.2(i) or Section 1.2(j) all rights, Claims and causes of action of Seller against third parties to the extent arising from or related to the Acquired Assets or the Assumed Liabilities; and
(j)all Permits primarily related to the Concentrates Business, to the extent such Permits are assignable or transferable under applicable Law.
1.2.Excluded Assets. All assets of Seller not expressly listed in Section 1.1 are excluded and will be retained by Seller (collectively, the “Excluded Assets”). The Excluded Assets include all of Seller’s right, title, and interest in and to the following assets:
(a)all (i) cash and cash equivalents, wherever located, including bank balances and bank accounts, monies in possession of any banks, savings and loans or trust companies and similar cash items on hand and (ii) investment securities or other investments;
(b)all accounts and notes receivable, and similar rights to receive payments of Seller or any Affiliate of Seller arising out of the operation or conduct of the Concentrates Business before the Closing Date;
(c)all Contracts that Seller is a party to other than the Purchased Contracts (including those portions of the Dividable Contracts not primarily related to the Concentrates Business);
(d)all Intellectual Property other than the Purchased Intellectual Property;
(e)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Purchaser under applicable Law or is required by applicable Law to retain;

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(f)all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(g)all Benefit Plans and trusts or other assets attributable thereto;
(h)the name “Evoqua” and any adaptations, derivations and combinations thereof and any trademarks, trade names, service marks, domain names, and social media account names that use or incorporate any such name (collectively, the “Retained Names”);
(i)all rights, Claims and causes of action of Seller under the Contract Manufacturing Agreement arising from or related to matters occurring prior to the Closing;
(j)all of Seller’s rights under that certain Asset Purchase Agreement (the “Cantel APA”) by and among Seller and Cantel Medical LLC (“Cantel”) dated December 20, 2021, including any Claims or causes of action arising thereunder;
(k)all rights, Claims and causes of action arising from or related to any Excluded Asset;
(l)all assets, properties and rights used or owned by Seller in its businesses other than used primarily in connection with the Concentrates Business;
(m)the equity interest in Seller or any Affiliates of Seller;
(n)all taxpayer and other identification numbers of Seller;
(o)all Tax assets (including duty and Tax refunds, credits and prepayments) of Seller or any of its Affiliates (other than (x) those relating to or arising from the Assumed Liabilities and (y) deposits or advance payments (or prepayments) of Asset Taxes imposed with respect to the Acquired Assets (to the extent such items (or beneficial ownership thereof) can be transferred under applicable Law and to the extent such deposits or advance payments (or prepayments) were utilized for the payment of, and actually offset liability for an equivalent amount of, Asset Taxes with respect to a Tax period or portion thereof ending prior to the Closing Date (such deposits, advance payments and/or prepayments, “Tax Payments”), and supporting documentation related thereto;
(p)the assets set forth on Disclosure Schedule 1.2(p); and
(q)the rights which accrue or will accrue to Seller under the Transaction Documents.
1.3.Liabilities.
(a)Assumed Liabilities. Purchaser agrees to assume and pay, perform, and discharge when due (i) all Liabilities arising under the Purchased Contracts on or following the Closing Date, (ii) all Liabilities arising on or after the Closing Date from the operation of the Concentrates Business or the ownership or use of the Acquired Assets, including all Liabilities associated with the maintenance, repair, removal, and disposal of the Equipment after Closing; (iii) all Liabilities, obligations and commitments for refunds, adjustments, allowances, repairs, and warranty claims to the extent attributable to the sale of goods, products, or services in connection with the Concentrates Business on or after the Closing Date; (iv) all Liabilities of Purchaser or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing; (v) all Liabilities associated with the regulatory certifications, approvals, clearances, authorizations, registrations

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or consents for the Concentrates Business, including any U.S. Food and Drug Administration 510(k) clearances for the Concentrates Business, in each case solely to the extent arising on or after the Closing Date and (vi) any Asset Taxes to the extent Purchaser acquired Tax Payments for the same (collectively, the “Assumed Liabilities”).
(b)Retained Liabilities. Purchaser shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Retained Liabilities”):
(i)any Liabilities to the extent arising out of Seller’s ownership or operation of the Concentrates Business and the Acquired Assets prior to the Closing Date except to the extent any such liability, obligation or commitment constitutes an Assumed Liability;
(ii)any Liabilities arising from or relating to product returns or recalls, in each case to the extent relating to products sold prior to the Closing Date but only to the extent such Liabilities exceed $25,000 in the aggregate, in which case Seller shall be responsible for only those Liabilities exceeding $25,000;
(iii)any Liabilities to the extent arising out of the Excluded Assets;
(iv)all Indebtedness and Liabilities related to trade accounts payable to third parties in connection with the Concentrates Business that remain unpaid as of the Closing Date;
(v)any Liabilities for Taxes (i) arising from, relating to, or with respect to, the Concentrates Business, the Acquired Assets or the Assumed Liabilities for any taxable period or portion thereof ending (or that is deemed to end pursuant to Section 6.6(b)) prior to the Closing Date (other than Asset Taxes in respect of which Tax Payments were made and acquired by Purchaser pursuant to this Agreement), (ii) of Seller (or its direct and indirect owners or predecessors) for any Tax period, including any income Taxes that arise as a result of the Contemplated Transactions, (iii) of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise, which Taxes relate to an event, or transaction relating to (or entered into by) Seller (or its direct or indirect owners or predecessors), in each case, occurring before the Closing, (iv) arising from, or with respect to (A) any assets other than the Acquired Assets or (B) the operation by Seller of any business other than the Concentrates Business and/or (v) arising from any noncompliance with applicable bulk sale Laws;
(vi)except as specifically provided in Section 6.8, any Liabilities of Seller to the extent arising out of the employment, or termination of employment, of any Employee prior to the Closing Date; and
(vii)any Liabilities or obligations of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others.
1.4.Dividable Contracts. Seller shall use its commercially reasonable efforts to cause the transfer to Purchaser on the Closing Date of such portion of each Dividable Contract that primarily relates to the Concentrates Business. Upon such transfer, the transferred portion of each Dividable Contract shall become an Acquired Asset, and any related Liability (to the extent

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arising on or after the Closing Date) shall become an Assumed Liability assumed hereunder by Purchaser.
1.5.Non-transferable Acquired Assets. This Agreement shall not constitute an agreement or attempted agreement to transfer, sublease, or assign any privilege, right or interest in any Acquired Asset or any claim, right or benefit arising thereunder or resulting therefrom, if an attempted assignment thereof without the consent required or necessary of a third party would constitute a breach or violation thereof. If a consent of a third party is required to assign any interest in a Acquired Asset and such consent has not been obtained prior to the date of this Agreement, or if an attempted assignment would be (or for some reason is) ineffective, then Seller shall use its commercially reasonable efforts, and Purchaser will cooperate with Seller to the extent commercially reasonable, to obtain promptly such authorizations, consents or waivers. Pending such authorization, consent or waiver, Seller shall hold any asset that has not been transferred or assigned for the benefit of Purchaser (and Purchaser shall reimburse Seller for all direct costs associated with the maintenance and retention of such assets), and the Parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Purchaser the benefits of use of such asset that it would have obtained had the asset been conveyed to Purchaser at the Closing, provided that in any such event, Purchaser shall be solely responsible for paying, satisfying, discharging and performing all Liabilities (to the extent arising on or after the Closing Date) under any such Acquired Asset.
Article II
PURCHASE PRICE
1.1.Purchase Price. In consideration of the sale and transfer of the Acquired Assets and assumption of the Assumed Liabilities, Purchaser shall pay and deliver to Seller an aggregate purchase price amount equal to sixteen million dollars ($16,000,000) plus the Final Inventory Amount (collectively, the “Purchase Price”). The Purchase Price shall be paid by Purchaser to Seller as follows:
(a)at Closing, an amount equal to eleven million dollars ($11,000,000) (the “Closing Purchase Price”) plus the Estimated Inventory Amount, by wire transfer of immediately available funds to an account designated by Seller;
(b)on the first anniversary of the Closing Date, subject to Section 8.4(d), two million five hundred thousand dollars ($2,500,000), by wire transfer of immediately available funds to an account designated by Seller (the “First Deferred Payment”); and
(c)on the second anniversary of the Closing Date, two million five hundred thousand dollars ($2,500,000), by wire transfer of immediately available funds to an account designated by Seller (the “Second Deferred Payment” and collectively with the First Deferred Payment, the “Deferred Payments”)
1.2.Inventory Adjustment.
(a)No later than three (3) days before the Closing, Seller shall provide to Purchaser a statement calculated in accordance with the accounting methods and procedures set forth on Disclosure Schedule 2.2(a) (the “Estimated Inventory Statement”) setting forth Seller’s good faith calculation of the estimated Inventory Amount (the “Estimated Inventory Amount”) together with reasonably detailed supporting calculations demonstrating each component thereof.
(b)No later than thirty (30) days after the Closing Date, Purchaser (with the assistance of Seller to the extent reasonably requested by Purchaser) shall prepare and deliver to

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Seller a statement calculated in accordance with the accounting methods and procedures set forth on Disclosure Schedule 2.2(a) setting forth Purchaser’s calculation of the Inventory Amount (the “Closing Inventory Amount”) as of the Closing together with reasonably detailed supporting calculations demonstrating each component thereof.
(c)If Seller disagrees with Purchaser’s calculation of the Closing Inventory Amount, Seller may, within thirty (30) days after receipt of such statement (the “Objection Period”), deliver to Purchaser a notice disagreeing therewith and setting forth Seller’s objections (the “Objection Notice”). The Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees, the basis of such disagreement and, if the disagreement relates to the calculation of amounts, Seller’s calculation of such amounts. If the Objection Notice is not timely received by Purchaser within the Objection Period, Seller shall be deemed to agree in all respects with Purchaser’s calculation of the Closing Inventory Amount, and such calculation shall be final and binding on the Parties and shall be deemed the “Final Inventory Amount.” If an Objection Notice is timely received by Purchaser within the Objection Period, Purchaser and Seller shall, during the thirty (30) days following Purchaser’s receipt of such notice, use their good faith, reasonable efforts to reach an agreement on the disputed items. If such an agreement is reached, the calculation as so agreed shall be final and binding on the Parties. If Purchaser and Seller are unable to reach such an agreement, Purchaser and Seller shall jointly retain a mutually acceptable independent accounting firm that has not provided services to or represented either Purchaser or Seller or any of their respective affiliates during the previous five (5) years (the “Accountant”) to resolve any remaining disagreements (it being understood that in making such calculation, the Accountant shall be functioning as an expert and not as an arbitrator). Purchaser and Seller shall execute, if requested by the Accountant, a reasonable engagement letter, including customary indemnification provisions in favor of the Accountant. Purchaser and Seller shall direct the Accountant to render a determination in writing as promptly as practicable and in any event within thirty (30) days after its retention and the Parties shall cooperate with the Accountant during its engagement and make available the records and workpapers necessary for its review. The Accountant shall consider only those items and amounts set forth in the Objection Notice that Purchaser and Seller have been unable to resolve, and the Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value of such item claimed by Purchaser or Seller or less than the smallest value for such item claimed by Purchaser or Seller. The Accountant’s determination shall be based on and calculated in accordance with the accounting methods and procedures set forth on Disclosure Schedule 2.2(a). The determination of the Accountant shall be conclusive and binding upon the Parties (absent fraud or manifest error) and enforceable by any court of competent jurisdiction. The calculation as finally determined pursuant to this Section 2.2(c) shall be deemed the Final Inventory Amount.
(d)Purchaser, on the one hand, and Seller, on the other hand, shall each bear a percentage of the fees and expenses of the Accountant in the inverse proportion to which the Accountant determines such Party is correct in its calculation of the Final Inventory Amount. For example, if the Accountant determines that Purchaser is 75% correct in its calculation of the Final Inventory Amount, Seller shall bear 75% of the Accountant’s fees and expenses. Purchaser and Seller shall each bear 100% of their own related expenses.
(e)If the Estimated Inventory Amount exceeds the Final Inventory Amount, Seller shall pay to Purchaser, in the manner as provided in this Section 2.2(e), only the amount of such excess as an adjustment to the Purchase Price. If the Final Inventory Amount exceeds the Estimated Inventory Amount, Purchaser shall pay to Seller, in the manner as provided in this Section 2.2(e), only the amount of such excess as an adjustment to the Purchase Price. If the Estimated Inventory Amount equals the Final Inventory Amount, no payment shall be due by

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either Party. Any payment due pursuant to this Section 2.2(e), shall be made within five (5) days after the Final Inventory Amount has been finally determined, by wire transfer by Purchaser or Seller, as the case may be, of immediately available funds to the account of the other Party, as may be designated in writing by such other Party.
1.3.Purchase Price Allocation. The Parties shall allocate the Purchase Price (as may be adjusted pursuant to Section 2.2), the amount of the Assumed Liabilities and any other amounts treated as consideration for U.S. federal income tax purposes among the Acquired Assets for tax purposes (the “Purchase Price Allocation”) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations promulgated thereunder and the methodology set forth on Exhibit A hereto. Purchaser shall, as soon as reasonably practical (but in any event within sixty (60) days after the Final Inventory Amount has been finally determined pursuant to Section 2.2 and prior to the filing of any Tax Return that includes information related to the Contemplated Transactions, or such earlier time as determined by Purchaser) propose a draft Purchase Price Allocation to Seller. Seller shall be entitled to propose to Purchaser any reasonable changes (such proposal, an “Allocation Objection Notice”) to the draft Purchase Price Allocation within thirty (30) days of the receipt thereof. If Seller timely delivers an Allocation Objection Notice (and identifies in reasonable detail the basis for its objection(s)) to Purchaser, then Seller and Purchaser shall negotiate in good faith and shall use their reasonable efforts to agree upon the Purchase Price Allocation. If Seller and Purchaser are unable to reach such an agreement regarding the Purchase Price Allocation within thirty (30) days of Seller’s delivery of the Allocation Objection Notice, Purchaser and Seller shall jointly retain a mutually acceptable independent accounting firm that has not provided services to or represented either Purchaser or Seller or any of their respective affiliates during the previous five (5) years (the “Allocation Accountant”) to resolve any remaining disagreements (it being understood that in making such calculation, the Allocation Accountant shall be functioning as an expert and not as an arbitrator). Purchaser and Seller shall direct the Allocation Accountant to render a determination in writing as promptly as practicable and in any event within thirty (30) days after its retention and the Parties shall cooperate with the Allocation Accountant during its engagement and make available the records and workpapers necessary for its review. The Allocation Accountant shall consider only those items and amounts set forth in the Allocation Objection Notice that Purchaser and Seller have been unable to resolve, and the Allocation Accountant shall review only the records and workpapers submitted and base its determination solely on such submissions and the related computational materials. In resolving any disputed item, the Allocation Accountant may not assign a value to any item greater than the greatest value of such item claimed by Purchaser or Seller or less than the smallest value for such item claimed by Purchaser or Seller. The Allocation Accountant’s determination shall be based on and calculated in accordance with Section 1060 of the Code, the treasury regulations promulgated thereunder and the methodology set forth on Exhibit A. The determination of the Allocation Accountant shall be conclusive and binding upon the Parties (absent fraud or manifest error) and enforceable by any court of competent jurisdiction. The Parties shall split any fees related to retaining the Allocation Accountant evenly. Except as otherwise required by Law, (a) none of the Parties shall take a position on any Tax Return or in any Legal Proceeding inconsistent with the Purchase Price Allocation, as finalized, and (b) the Parties shall file all Tax Returns and forms consistent with the Purchase Price Allocation, as finalized. Any indemnity payment made pursuant to Article VIII shall be treated by each of the Parties as an adjustment to the Purchase Price (except to the extent treated as interest pursuant to applicable Law).
1.4.Withholding. Notwithstanding any other provision in this Agreement, Purchaser shall have the right to deduct and withhold any Taxes from any payments to be made hereunder required to be deducted or withheld pursuant to applicable Law. Unless Seller does not timely provide the deliverable required in Section 5.2(e), Purchaser shall notify Seller at least three (3) days prior to deducting and withholding from any consideration otherwise payable to Seller

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pursuant to this Agreement (to the extent practicable) and shall use commercially reasonable efforts to cooperate with Seller prior to the Closing in seeking to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Seller or any other recipient of payment in respect of which such deduction and withholding was made.
Article III
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents and warrants to Purchaser that the representations and warranties contained in this Article III are true and correct.
1.1.Organization, Power and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has the full power and authority to own its property and to carry on the Concentrates Business as presently conducted. Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Acquired Assets or the conduct of the Concentrates Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.
1.2.Authorization and Enforceability. Seller has the full right, power and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by Seller of the Contemplated Transactions, have been duly authorized by all necessary limited liability company action on the part of Seller. This Agreement and each of the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Purchaser, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally and general equity principles (regardless of whether enforceability is considered a proceeding at or in equity) (the “Bankruptcy and Equity Exceptions”).
1.3.Non-contravention; Consents. The execution, delivery and performance by Seller of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions do not and will not:
(a)result in a default of or under (i) any of the terms of the organizational documents of Seller or (ii) any Order applicable to or binding upon Seller;
(b)except as set forth on Disclosure Schedule 3.3(b):
(i)result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under any Purchased Contract;
(ii)require any consent of or notice to any Person under any Purchased Contract;

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(iii)give to others any right of termination, amendment, modification, acceleration or cancellation of, or allow the imposition of any fees or penalties, or require the offering or making of any payment or redemption under, any Purchased Contract;
(iv)result in the creation of any Encumbrance on any of the Acquired Assets pursuant to, any note, bond, mortgage, indenture or Contract to which Seller is a party or by which Seller, the Concentrates Business or the Acquired Assets may be bound or affected;
(c)except as set forth on Disclosure Schedule 3.3(c), require Seller to provide any notice to, make any material declaration or filing with, or obtain the consent or approval of, any Governmental Entity; or
(d) conflict with or violate any Law applicable to Seller, the Concentrates Business or any of the Acquired Assets or by which Seller, the Concentrates Business or any of the Acquired Assets may be bound or affected.
1.4.Title to Assets; Sufficiency of Assets. Seller has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of the Acquired Assets, free and clear of any and all Encumbrances except for Permitted Encumbrances. Except as set forth on Disclosure Schedule 3.4, the Acquired Assets are sufficient for the continued conduct of the Concentrates Business after the Closing in substantially the same manner as conducted immediately prior to the Closing and, except for the Excluded Assets, constitute all of the rights, property and assets necessary to conduct the Concentrates Business as currently conducted. The delivery to Purchaser of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the other Transaction Documents will transfer to Purchaser good and valid title to or a valid leasehold interest in all of the Acquired Assets, free and clear of any Encumbrance other than Permitted Encumbrances.
1.5.Absence of Changes. Since January 3, 2022, Seller has conducted the Concentrates Business in the Ordinary Course of Business and there has not occurred any event or condition which has had or could reasonably be expected to have a Material Adverse Effect.
1.6.Purchased Contracts. Except as set forth on Disclosure Schedule 3.6, all of the Purchased Contracts are in full force and effect and are valid and binding obligations of Seller (to the extent such Purchased Contracts constitute binding obligations of the other parties thereto) enforceable in accordance with their respective terms, except as such enforcement may be limited by the Bankruptcy and Equity Exceptions. Purchaser either has been supplied with, or has been given access to, a correct and complete copy of each Purchased Contract that is material to the Concentrates Business, other than purchase orders issued or entered into in the Ordinary Course of Business. Seller is not in violation, breach of or default under any such Purchased Contract. To Seller’s Knowledge, no other party to any such Purchased Contract is in violation, breach of or default under any such Purchased Contract. There are no outstanding or, to Seller’s Knowledge, threatened, Claims for indemnification by or against, Seller under any such Purchased Contract.
1.7.Intellectual Property.
(a)Seller owns or has the right to use all Purchased Intellectual Property. All of the Purchased Intellectual Property is valid, enforceable and subsisting. Since January 3, 2022, Seller has not received any notice or Claim challenging or questioning the ownership, validity or enforceability of any Purchased Intellectual Property. There is no Claim pending or, to Seller’s Knowledge, threatened, in any court or before any Governmental Entity challenging or questioning the ownership, validity or enforceability of any Purchased Intellectual Property.

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The Purchased Intellectual Property is not subject to any Order restricting the use of such Intellectual Property or that would impair the validity or enforceability of such Intellectual Property.
(b)Seller has taken all commercially reasonable actions to maintain and protect its rights in the Purchased Intellectual Property including by maintaining the confidentiality of its related trade secrets and know-how. To Seller’s Knowledge: (i) the conduct of the Concentrates Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Purchased Intellectual Property. All Persons who have contributed to or participated in the conception and development of the Purchased Intellectual Property either (A) have been party to a written “work-for-hire” or similar contract with Seller that, in accordance with all applicable Laws, has granted Seller full, effective, exclusive and original ownership of such Purchased Intellectual Property, (B) have executed appropriate instruments of assignment in favor of a Seller as assignee that have conveyed to Seller full, effective and exclusive ownership of such Purchased Intellectual Property or (C) have issued a valid license for Seller to use such Purchased Intellectual Property. Notwithstanding anything to the contrary in this Agreement, this Section 3.7(b) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by Seller of any Intellectual Property of any other Person.
1.8.Legal Proceedings. Except as set forth on Disclosure Schedule 3.8, there are no actions, suits, Claims, investigations or other Legal Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Concentrates Business, the Acquired Assets or the Assumed Liabilities.
1.9.Compliance With Laws; Permits.
(a)Except as set forth on Disclosure Schedule 3.9(a), Seller is in compliance in all material respects with all Laws applicable to the conduct of the Concentrates Business as currently conducted or the ownership and use of the Acquired Assets.
(b)All Permits required to be obtained from Governmental Entities required for Seller to conduct the Concentrates Business as currently conducted in all material respects or for the ownership and use of the Acquired Assets have been obtained by, or for the benefit of, Seller and are valid and in full force and effect.
1.10.Insurance. Seller has sufficient liability insurance reasonably appropriate in connection with the activities carried on by it relating to the Concentrates Business and all necessary and appropriate coverages for a similar business, including commercial general liability, commercial automobile, errors and omissions, commercial excess liability, fiduciary and workers’ compensation insurance.
1.11.FDA Regulatory Compliance.
(a)The Concentrates Business products are being or have, since January 3, 2022, been manufactured, tested, packaged, labeled, distributed, and sold in compliance in all material respects with all applicable requirements under the Federal Food, Drug and Cosmetic Act (“FDCA”) and the regulations of the Food and Drug Administration (“FDA”) promulgated thereunder and all other applicable Laws. Seller holds all authorizations required by applicable Laws to operate the Concentrates Business, and all such authorizations are current and in full force and effect. Seller has made available to Purchaser true and complete copies of all material governmental correspondence (including copies of official notices, citations or decisions) in the files of Seller relating to such authorizations. Seller has made available to Purchaser true and

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complete copies of all material governmental correspondence (including copies of official notices, citations or decisions) sent or received by Seller primarily related to the Concentrates Business since January 3, 2022.
(b)All Permits required to be obtained from FDA for Seller to conduct the Concentrates Business as currently conducted or for the ownership and use of the Acquired Assets, in each case in all material respects, have been obtained by Seller and are valid and in full force and effect, and each of the Concentrates Business products has been cleared by the FDA, to the extent required by applicable Law.
(c)Since January 3, 2022, to Seller’s Knowledge, all applications, notifications, submissions, information, claims, reports and filings utilized as the basis for or submitted in connection with any and all requests for an authorization relating to a Concentrates Business product were true, accurate and complete in all material respects as of the date of submission. Since January 3, 2022, to Seller’s Knowledge, any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings and other data have been submitted to FDA or other Governmental Entity and as so updated, changed, corrected or modified remain true, accurate and complete in all material respects.
(d)Since January 3, 2022, Seller has not received any written communication from FDA or any other Governmental Entity, including without limitation any warning letter or untitled letter that alleges or suggests that the Concentrates Business is not in compliance with any applicable requirements under the FDCA or the FDA regulations promulgated thereunder.
(e)To Seller’s Knowledge, there are no Claims or Legal Proceedings pending or threatened, against Seller relating to the Concentrates Business products, including those relating to or arising under applicable Law relating to government health care plans, private health care plans, or the privacy and confidentiality of patient health information.
1.12.Employment Matters.
(a)Seller is not a party to, bound by, any collective bargaining or other agreement with a labor organization representing any of the employees working primarily in the Concentrates Business (such employees working primarily for the Concentrates Business and employed by Seller, the “Employees”). There has not been, nor, to Seller’s Knowledge, has there been, since January 3, 2022, any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting any of the Employees. There are no unfair labor practice charges, unfair labor practice complaints, union grievances, or other administrative charges by any Employee against Seller pending, or, to Seller’s Knowledge, threatened in writing against Seller.
(b)Seller is in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, except to the extent non-compliance would not be material to the Concentrates Business.
(c)Disclosure Schedule 3.12(c) contains a list, as of the date hereof, of all current Employees and other employees of Seller that work primarily for the Concentrates Business, with the following information: (i) name; (ii) title or position; (iii) hire date; (iv) annual salary or hourly rate; and (v) Fair Labor Standards Act classification.
(d)Disclosure Schedule 3.12(d) contains a list, as of the date hereof, of the names of any independent contractor retained by Seller that performed services for the Concentrates Business, at a cost in excess of $100,000 annually (“Independent Contractors”).

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To Seller’s Knowledge, there has been no determination by any Governmental Entity that any Independent Contractor is an employee of Seller.
(e)The representations and warranties set forth in this Section 3.12 are Seller’s sole and exclusive representations and warranties regarding employment matters.
1.13.Employee Benefit Matters.
(a)Disclosure Schedules 3.13(a) contains a complete list of each material Benefit Plan.
(b)Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or with respect to a pre-approved plan, can rely on an opinion letter from the Internal Revenue Service to the pre-approved plan sponsor, to the effect that such plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller’s Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.
(c)Except as set forth on Disclosure Schedules 3.13(c), no Benefit Plan provides for: (i) payment of money or property to any Employee; or (ii) accelerated vesting or additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, in each case, as a result of the execution of this Agreement. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code to any Employee.
(d)The representations and warranties set forth in this Section 3.13 are Seller’s sole and exclusive representations and warranties regarding the Benefit Plans and employee benefit matters.
1.14.Taxes. Except as set forth on Disclosure Schedule 3.14:
(a)Since January 3, 2022, Seller has timely filed all income and other material Tax Returns required to be filed with respect to the Concentrates Business and the Acquired Assets (taking into account any extension of time to file), and each such Tax Return has been prepared in material compliance with all applicable Laws and regulations and is true and correct in all material respects..
(b)Since January 3, 2022, all income and other material Taxes in respect of the Concentrates Business and/or the Acquired Assets (in each case whether or not shown on any Tax Return) have been paid on a timely basis (taking into account any extension of time within which to file).
(c)Since January 3, 2022, Seller has complied in all material respects with applicable Tax Laws relating to the payment, withholding and reporting of Taxes with respect to the Acquired Assets and the Concentrates Business.
(d)There are no Encumbrances for Taxes upon any of the Acquired Assets other than Permitted Encumbrances.

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(e)There are no actual or proposed Tax deficiencies, assessments or adjustments with respect to the Concentrates Business or the Acquired Assets; and there are no pending, or to Seller’s Knowledge, threatened actions concerning any Tax Liabilities or Tax Returns with respect to the Concentrates Business or the Acquired Assets.
(f)Since January 3, 2022, no written claim has been made by any Governmental Entity in any jurisdiction where Taxes are not paid or Tax Returns are not filed with respect to the Concentrates Business or the Acquired Assets that Taxes should be paid or Tax Returns should be filed in that jurisdiction with respect to the Concentrates Business or the Acquired Assets in each case because of an issue substantially related to the Concentrates Business or the Acquired Assets.
(g)Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.
(h)Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that relates to the Acquired Assets or the Concentrates Business, which waiver or agreement is still in effect.
(i)None of the Assumed Liabilities is (or includes) (i) an obligation under any (A) transfer pricing, closing, or other agreement or arrangement with any Governmental Entity that will impose any Liability on Purchaser after the Closing or (B) Tax allocation, sharing, indemnification or similar agreement, arrangement, understanding, or practice with respect to Taxes, or (ii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract, or otherwise by operation of Law, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law).
(j)Seller has complied in all material respects with its obligations under any and all escheat or unclaimed property Laws applicable to the Acquired Assets or the Concentrates Business.
1.15.Customers and Vendors.
(a)Disclosure Schedule 3.15 sets forth with respect to the Concentrates Business (i) each supplier to whom Seller paid more than $200,000 for goods or services (excluding rental, lease and license payments) in the year 2022 (collectively, the “Material Suppliers”), and (ii) each customer that paid Seller more than $200,000 for goods and services in the year 2022 (collectively, the “Material Customers”). Seller has not received any written notice that any of the Material Suppliers or Material Customers have ceased, or intends to cease, to supply goods or services to or purchase goods or services from the Concentrates Business or to otherwise terminate or materially reduce its relationship with the Concentrates Business.
(b)Seller has made available to Purchaser copies of all contracts with Material Customers primarily related to the Concentrates Business, other than purchase orders issued or entered into in the Ordinary Course of Business.
1.16.Inventory. All Inventory is salable in the Ordinary Course of Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Seller free and clear of all Encumbrances, other than Permitted Encumbrances.
1.17.Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in

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connection with the Contemplated Transactions based upon arrangements made by or on behalf of any of Seller.
1.18.Revenue. Any income statements or similar statements of revenue with respect to the Concentrates Business which have been made available by Seller to Purchaser via the Virtual Data Room are true and correct in all material respects.
1.19.No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS Article III (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES) SELLER HAS NOT MADE NOR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL.
Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to Seller that each of the representations and warranties contained in this Article IV are true and correct:
1.1.Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.
1.2.Authorization and Enforceability. Purchaser has the full right, power (corporate or otherwise) and authority to enter into and perform this Agreement and each of the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by Purchaser of the Contemplated Transactions, have been duly authorized by all necessary action (corporate or otherwise) on the part of Purchaser. This Agreement and each of the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by Seller, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by applicable Bankruptcy and Equity Exceptions.
1.3.Non-contravention. The execution, delivery and performance by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the Contemplated Transactions do not and will not result in a default of or under (a) any of the terms of the organizational documents of Purchaser or (b) any Law, Permit, Order or material Contract applicable to or binding upon Purchaser.
1.4.Government Approvals. Except as set for on Disclosure Schedule 4.4, Purchaser is not required to provide any notice to, make any material declaration or filing with, or obtain the consent or approval of any Governmental Entity (a) for the execution, delivery and performance by Purchaser of this Agreement or any of the Transaction Documents to which Purchaser is a party or (b) in connection with Purchaser’s consummation of the Contemplated Transactions.
1.5.Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Purchaser or any Person acting on its behalf.

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1.6.Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Concentrates Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Contemplated Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including related portions of the Disclosure Schedules) and in the other Transaction Documents; and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Concentrates Business, the Acquired Assets or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules) and the other Transaction Documents.
1.7.Sufficiency of Funds and Solvency. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement. Immediately after giving effect to the Contemplated Transactions, Purchaser shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Purchaser or Seller. In connection with the Contemplated Transactions, Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
Article V
CLOSING
1.1.Closing. The closing of the Contemplated Transactions (the “Closing”) shall take place on July 10th, 2023, or at such other place or at such other time or on such other date as Seller and Purchaser mutually may agree in writing (such date, the “Closing Date”) remotely via the electronic exchange of documents and signatures, and shall be effective as of 11:59 p.m. (ET) on the Closing Date.
1.2.Closing Deliverables by Seller. At or prior to the Closing, Seller shall have delivered or made available to Purchaser:
(a)a Bill of Sale, executed by Seller, substantially in the form of Exhibit B attached hereto (the “Bill of Sale”);
(b)an Assignment and Assumption Agreement, executed by Seller, substantially in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”);
(c)a side letter among Seller, Purchaser and Medivators Inc. (“Medivators”), which, among other things: (i) assigns to Purchaser that portion of the Contract Manufacturing Agreement and that portion of the Transition Services Agreement, dated January 3, 2022, by and between Seller and Medivators (“Medivators TSA”), each to the extent primarily relating to the Concentrates Business and (ii) extends the term of the Contract Manufacturing Agreement and the Medivators TSA between Purchaser and Medivators as it relates to the portion of the business primarily relating to the Concentrates Business (the “Side Letter”) in the form attached hereto as Exhibit D, executed by Seller and Medivators;

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(d)an intellectual property assignment agreement in the form of Exhibit E hereto (the “Intellectual Property Assignment Agreement”), executed by Seller;
(e)a properly completed and duly executed IRS Form W-9 from Seller (or its regarded owner for U.S. federal income tax purposes, as applicable) certifying that it is exempt from backup withholding;
(f)a transition services agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”), executed by Seller; and
(g)such other documents, instruments of sale, transfer, conveyance, and assignment reasonably necessary in connection with the Contemplated Transactions.
1.3.Closing Deliverables by Purchaser. At or prior to the Closing, Purchaser shall have delivered to Seller:
(a)the Closing Purchase Price plus the Estimated Inventory Amount in immediately available funds by wire transfer to an account designated by Seller;
(b)the Assignment and Assumption Agreement, executed by Purchaser;
(c)the Intellectual Property Assignment Agreement, executed by Purchaser;
(d)the Transition Services Agreement, executed by Purchaser;
(e)the Side Letter, executed by Purchaser; and
(f)such other documents and instruments reasonably necessary in connection with the Contemplated Transactions.
Article VI
COVENANTS
1.1.Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing, unless Purchaser shall otherwise consent in advance in writing, Seller shall (i) cause the Concentrates Business to be conducted only in the Ordinary Course of Business, and shall preserve in all material respects substantially intact the Acquired Assets and the organization of the Concentrates Business (ii) use commercially reasonable efforts to keep available the services of the Concentrates Business and retain the current employees and consultants of the Concentrates Business and preserve the current relationships of the Concentrates Business with customers, suppliers and other persons with which it has significant business relations; and (iii) not make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Tax Return relating to the Concentrates Business other than on a basis consistent with past practice.
1.2.Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably conditioned, withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
1.3.Covenants Regarding Information. From the date of this Agreement until the Closing Date, Seller shall afford Purchaser and its Representatives reasonable access (including

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for inspection and copying) at all reasonable times, in a manner as not to unreasonably interfere with the conduct of the Concentrates Business or any other businesses of Seller, to the Acquired Assets (provided that with respect to any Acquired Assets that are located at the CMA Facility or any other third party locations Purchaser’s access shall be limited by the Property Guidelines and any other applicable third party rules or regulations with respect to such third party facility) and Seller’s Representatives, properties, offices, plants and other facilities, and books and records primarily relating to the Concentrates Business and the Acquired Assets, and shall furnish Purchaser with such financial, operating and other data and information in connection with the Concentrates Business and the Acquired Assets as Purchaser may reasonably request. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Purchaser if such disclosure would (x) on the advice of counsel, jeopardize any attorney-client or other privilege or any attorney work product protection; (y) on the advice of counsel, contravene any applicable Law, including the rules of any securities exchange, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Seller, Purchaser shall not contact any suppliers to, or Employees or customers of, the Concentrates Business or any other business of Seller; provided that the Parties shall cooperate in good faith to agree following the date hereof on a permissive communication plan with respect to such suppliers and customers.
1.4.Supplement to Disclosure Schedules. From time to time prior to the Closing Date, Seller may update the Disclosure Schedules hereto with respect to any matter hereafter arising (each a “Schedule Supplement”). In the event a Schedule Supplement is made for the purpose of (a) updating the Disclosure Schedules with respect to transactions and events occurring after the date hereof; or (b) updating the Disclosure Schedules for transactions consummated with the written consent of Purchaser, then such Schedule Supplement shall be deemed (solely as of the Closing Date) to automatically amend and supplement the applicable Disclosure Schedules.
1.5.Further Assurances. Each of the parties agrees to work diligently, expeditiously and in good faith to consummate the transactions contemplated by this Agreement. Each Party agrees to execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all and every further reasonable act, deed, conveyance, transfer and assurance necessary to assure their compliance with the terms, provisions, purposes and intents of this Agreement and the effectiveness of the rights, benefits and remedies provided for hereby.
1.6.Taxes.
(a)Purchaser, on the one hand, and Seller, on the other hand, shall each be responsible fifty percent (50%) of all transfer, documentary, sales, use, stamp, registration, recording and other similar Taxes triggered by the sale and purchase of the Acquired Assets (“Transfer Taxes”). Purchaser shall file all necessary Tax Returns related thereto and Seller shall reasonably cooperate with Purchaser in duly and properly preparing, executing, and filing such Tax Returns. The Parties each waive compliance with the bulk sales laws and any other similar laws (including state Tax Laws) in any applicable jurisdiction in respect of the Contemplated Transactions; provided, that, for the avoidance of doubt, nothing contained in this Section 6.6 will limit recoveries available to the Purchaser Indemnitees pursuant to Section 8.2.
(b)Asset Taxes levied with respect to the Acquired Assets for a taxable period that includes the Closing Date shall be apportioned between Seller, on the one hand, and Purchaser, on the other hand, as of the Closing Date based on the number of days of such taxable period included in the period ending on the day prior to the Closing Date (with respect to any

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such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning on or after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period and Purchaser shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period.
(c)Following the Closing Date, each of Purchaser and Seller shall use commercially reasonable efforts to make available to the other party during normal business hours, all books and records, non-income Tax Returns, proof of payment of Taxes, documents, files, officers or employees (without substantial interruption of employment) or other relevant information (in each case, whether or not in existence as of the Closing Date) necessary or useful for the preparation (i) of Tax Returns for any Tax period ending on or prior to the Closing Date or (ii) for audits, inquiries or other disputes with any taxing authorities, in each case with respect to Seller relating to any Tax period ending on or prior to the Closing Date; provided that each Party shall have the right to redact any portions of any such non-income Tax Return or Tax information deemed by it in good faith to be confidential before providing any such Tax Return or Tax information to the other Party.
1.7.Intellectual Property; No Use of Certain Names.
(a)Purchaser hereby acknowledges and agrees that nothing in this Agreement grants or shall be deemed to grant to Purchaser or its Affiliates the right to use, or any title or interest in or to, any Intellectual Property of Seller or any of its Affiliates that does not constitute Purchased Intellectual Property, including any names used by Seller or its Affiliates including the Retained Names (which shall include lower case and capitalized versions, and various variations of such names) and any logos used by Seller or its Affiliates (the “Retained Logos”) or any trademark, trade name, service mark, domain name, social media account name, or other similar term that is a derivative of any Retained Name or Retained Logo (collectively, “Seller Intellectual Property”). The prohibitions in this Section 6.7 shall apply to any and all uses whatsoever of Seller Intellectual Property including the use of Seller Intellectual Property on any stationery or invoices or otherwise, which identify or in any way make use of Seller Intellectual Property.
(b)Purchaser shall, and shall cause the Concentrates Business, promptly, and in any event within thirty (30) days after the Closing, to revise the Equipment, print advertising, product labeling and all other information or other materials or Acquired Assets, including any internet or other electronic communications, to delete all references to Seller Intellectual Property and to otherwise discontinue use of Seller Intellectual Property; provided, however, that for a period of thirty (30) days after the Closing Date, Purchaser may continue to use Equipment that displays Seller Intellectual Property or distribute product literature relating to the Concentrates Business that uses any Seller Intellectual Property. Notwithstanding the foregoing, in no event shall Purchaser or the Concentrates Business use any Seller Intellectual Property after the Closing in any manner or for any purpose different from the use of such Seller Intellectual Property by Seller during the thirty (30) day period preceding the Closing. With respect to Inventory, Purchaser may continue to sell such Inventory, notwithstanding that it may bear one or more of Seller Intellectual Property, for a reasonable time after the Closing (not to exceed thirty (30) days). Any such permitted use of Seller Intellectual Property shall inure to the benefit of Seller and Purchaser shall not take any action to limit, transfer or contest ownership of any Seller Intellectual Property or take any action in response to any claims regarding Seller Intellectual Property.
1.8.Employees and Employee Benefits.

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(a)Effective as of the Closing Date, Purchaser may, following consultation with Seller, offer employment to any Employees, including Employees who are absent due to vacation, family leave, short-term disability or other approved leave of absence (the Employees who accept such employment and commence employment on the Closing Date, the “Transferred Employees”).
(b)For not less than twelve (12) months following the Closing, Purchaser shall provide or cause to be provided to each Transferred Employee with: (i) employment in a position comparable to such Transferred Employee’s position immediately prior to the Closing; (ii) a base salary, or in the case of an hourly employee, a base hourly wage rate, and target bonus and incentive opportunities that are each no less favorable than each such Transferred Employee’s base salary or hourly wage rate and target bonus and incentive opportunities immediately prior to the Closing; and (iii) employee benefits (excluding any equity-based, change in control benefits, or benefits provided under any 401(k) plans) that are, with respect to each Transferred Employee, no less favorable in the aggregate than the benefits provided to such Transferred Employee under the Benefit Plans immediately prior to the Closing.
(c)From and after the Closing, to the extent practicable, Purchaser shall cause each employee benefit plan of Purchaser covering a Transferred Employee or cause the insurance carrier of any such plan, as applicable, to (i) credit each such Transferred Employee under each such plan for their periods of service with Seller for eligibility and vesting purposes, vacation accrual and severance benefits; (ii) waive any eligibility waiting period, insurability requirement or preexisting condition limitations otherwise applicable to such Transferred Employees and their eligible dependents under any such plan that provides health benefits; and (iii) credit any year-to-date deductible, co-payment and out-of-pocket maximums incurred by such Transferred Employees and their eligible dependents under the Benefit Plans.
(d)Effective as of the Closing, the Transferred Employees shall cease active participation in the Benefit Plans. Seller shall remain liable for all eligible claims for benefits under the Benefit Plans that are incurred by the Transferred Employees prior to the Closing Date. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers’ compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.
(e)Purchaser shall be liable and hold Seller harmless for: (i) any statutory, common law, contractual or other severance with respect to any Transferred Employee arising in connection with the Contemplated Transactions or following the Closing; and (ii) any claims relating to the employment of any Transferred Employee arising in connection with or following the Closing.
(f)On or before Purchaser’s first regularly scheduled payroll following the Closing, to the extent ***** accepts an offer of employment with Purchaser and becomes a Transferred Employee pursuant to Section 6.8(a), Purchaser shall pay ***** a signing bonus of no less than such amount needed to fully satisfy ***** outstanding plan loan obligations under that certain Evoqua Water Technologies LLC Savings Plan.
(g)This Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Benefit Plan, program, agreement or arrangement.

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1.9.Default. Purchaser’s failure to pay to Seller any Deferred Payment on or before the date that such Deferred Payment becomes due and payable under Section 2.1(b) or (c) constitutes an event of default of this Agreement (“Default”).
(a)Opportunity to Cure. Purchaser shall have five (5) calendar days to cure the Default (“Cure Period”). If Purchaser cures the Default within the Cure Period, it will no longer be in Default.
(b)No Waiver of Default. Seller’s acceptance of any Deferred Payment hereunder which is not timely or is less than the full amount due and payable at the time of such installment shall not constitute a waiver of Seller’s right to pursue any available remedies at that time or at any subsequent time or nullify actions already undertaken by Seller to enforce any such remedy, or in any way or manner prejudice, impair, diminish, or restrict any right, power, or remedy available to Seller under this Agreement. Seller shall not be responsible for, nor shall be required to send a default notice to Purchaser nor shall failure to do so constitute a waiver of its rights to enforce this Agreement or a Default hereunder.
(c)Remedy. If Purchaser fails to cure the Default within the Cure Period, Purchaser shall pay Seller (i) interest on any remaining balance of the Deferred Payments due under this Agreement that has not yet been paid to Seller in the lesser amount of (y) one and one half percent (1.5%) per month or (z) the maximum rate permitted under applicable Law; and (ii) in the event attorneys’ fees or other costs or expenses are incurred by Seller to secure payment of or collect any of the Deferred Payments, or to establish damages for the failure to pay such Deferred Payments, or to obtain any other appropriate relief, all costs and expenses, including attorneys’ fees, occurring in connection therewith (the “Costs of Enforcement”). Purchaser’s failure to cure the Default within the Cure Period shall constitute a material breach of this Agreement, and shall entitle Seller to enter the consent judgment, in favor of Seller and against Purchaser, for the remaining balance of the Deferred Payment due under this Agreement, plus interest and Costs of Enforcement as provided in this Section 6.9(c) (“Consent Judgment”), an executed copy of which is attached hereto as Exhibit G. In any proceeding to seek entry of the Consent Judgment, Purchaser shall be provided five (5) calendar days’ prior written notice, and the Consent Judgment shall not be entered until Purchaser has an opportunity to be heard before the court to which the Consent Judgment is submitted.
1.10.Books and Records.
(a)In order to facilitate the resolution of any Claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Purchaser shall:
(i)retain the Books and Records (including personnel files) relating to periods prior to the Closing in a commercially reasonable manner; and
(ii)upon reasonable advance notice, afford Seller and or Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.
(b)Notwithstanding Section 6.10(a), Purchaser shall not be obligated to provide Seller with access to any Books and Records (including personnel files) where such access would violate any Law (including the rules of any securities exchange).
1.11.Insurance. As of the Closing Date, the coverage under any insurance policies related to the Concentrates Business or the Acquired Assets shall continue in force only for the benefit of Seller and its Affiliates and not for the benefit of Purchaser. Purchaser agrees to

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arrange for such insurance with respect to the Concentrates Business and the Acquired Assets that Purchaser may desire. Purchaser agrees not to seek to benefit from Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating to the Concentrates Business or the Acquired Assets prior to the Closing, and Seller agrees not to seek to benefit from Purchaser’s or its Affiliates’ insurance policies which may provide coverage for claims relating to the Concentrates Business or the Acquired Assets after the Closing.
1.12.Wrong Pockets. Seller shall promptly pay to Purchaser any monies, or deliver to Purchaser any invoices, that have been received by Seller from customers, suppliers or other contracting parties of the Concentrates Business following Closing, to the extent such monies or invoices constitute or relate to Acquired Assets or Assumed Liabilities. Similarly, Purchaser shall promptly pay to Seller, or deliver to Seller any invoices, that have been received by Purchaser from customers, suppliers or other contracting parties of the Concentrates Business following Closing, to the extent such monies or invoices constitute or relate to Excluded Assets or Retained Liabilities.
1.13.Removal of Equipment. Purchaser agrees that Purchaser will be solely responsible for removal of Equipment from the applicable premises under the Contract Manufacturing Agreement (the “CMA Facility”). While at the CMA Facility, Purchaser agrees to, and to causes its Representatives to, follow any applicable rules, regulations, or guidelines with respect to the CMA Facility (each as applicable, the “Property Guidelines”).
1.14.Confidentiality.
(a)Until the Closing Date, the Parties shall continue to be subject to confidentiality obligations under the Non-Disclosure Agreement between the Parties dated February 21, 2023.
(b)Seller acknowledges that by reason of its ownership of the respective Acquired Assets and its operation of the Concentrates Business, Seller has acquired Confidential Information and trade secrets concerning the Concentrates Business, the use or disclosure of which could cause Purchaser and, following the Closing, the Concentrates Business and the Acquired Assets, loss and damages. Accordingly, Seller covenants to Purchaser that for a period of five (5) years following Closing, Seller shall not, and shall cause its Affiliates not to, except with the prior written consent of Purchaser, directly or indirectly, disclose Confidential Information. In the event that Seller is required by applicable Law to disclose any Confidential Information, Seller shall not make any disclosure until, to the extent practicable and legally permissible, Seller first notifies Purchaser promptly so that Purchaser may seek a protective order or other appropriate remedy at Purchaser’s cost or, in Purchaser’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that Purchaser waives compliance with the terms of this Agreement, and that Seller is nonetheless legally compelled to make such disclosures, Seller shall (i) use commercially reasonable efforts to furnish only that portion of the Confidential Information that Seller is advised by counsel is legally required, (ii) to the extent practicable and legally permissible, give Purchaser written notice to the disclosures to be made, and (iii) exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed, in each case, at Purchaser’s expense. The obligation of Seller to hold the Confidential Information in confidence after the Closing will be satisfied if Seller exercises (or causes its Affiliates to exercise) the same care with respect to the Confidential Information as it would take to preserve the confidentiality of their own similar information in the Ordinary Course of Business. Nothing in this Agreement will restrict the ability of Seller or its Affiliates to keep copies of any Confidential Information after the Closing pursuant to bona fide document retention polices of Seller.

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(c)Purchaser covenants to Seller that, for a period of five (5) years following Closing, Purchaser shall not, and shall cause its Affiliates not to, except with the prior written consent of Seller, directly or indirectly, disclose Confidential Information (that is not a Acquired Asset or an Assumed Liability). In the event that Purchaser is required by applicable Law to disclose any Confidential Information (that is not a Acquired Asset or an Assumed Liability), Purchaser shall not make any disclosure until, to the extent practicable and legally permissible, Purchaser first notifies Seller promptly so that Seller may seek a protective order or other appropriate remedy at Seller’s cost, or, in Seller’s sole discretion, waive compliance with the terms of this Agreement. In the event that no such protective order or other remedy is obtained, or that Seller waives compliance with the terms of this Agreement, and that Purchaser is nonetheless legally compelled to make such disclosures, Purchaser shall (i) use commercially reasonable efforts to furnish only that portion of the Confidential Information (that is not a Acquired Asset or an Assumed Liability) that Purchaser is advised by counsel is legally required, (ii) to the extent practicable and legally permissible, give Seller written notice to the disclosures to be made, and (iii) exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed, in each case, at Seller’s expense. The obligation of Purchaser to hold the Confidential Information in confidence after the Closing will be satisfied if Purchaser exercises (and cause its Affiliates to exercise) the same care with respect to such Confidential Information, as it would take to preserve the confidentiality of its own similar information in the ordinary course of business, consistent with past practice.
1.15.Non-Solicitation of Seller Employees. Except as permitted in accordance with Section 6.8(a) or as contemplated by the Transition Services Agreement, for a period of one (1) year following the Closing Date (the “Restricted Period”), Purchaser shall not, and shall cause its Affiliates not to, without Seller’s consent, directly or indirectly, hire or solicit any Employee or any other employee of Seller or encourage any such Person to leave such capacity or hire any such Person who has left such capacity; provided that nothing shall prohibit Purchaser or their Affiliates from performing, or having performed on their behalf, a general solicitation for employees not specifically focused at the employees of Seller through the use of media, advertisement, electronic job boards or other general, public solicitations. Purchaser acknowledges that a breach or threatened breach of this Section 6.15 would give rise to irreparable harm to Seller, for which monetary damages would not be an adequate remedy, and Purchaser hereby agree that in the event of a breach or a threatened breach of any such obligations, Seller shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by Purchaser, or any Purchaser Affiliate of any agreement set forth in this Section 6.15, the term of the Restricted Period shall be extended by a period equal to the duration of such violation or breach.
1.16.FDA Listings. Within two (2) business days following the Closing Date, the Parties shall update their respective FDA device listings with respect to the Concentrates Business products in accordance with 21 CFR Part 807.
1.17.Virtual Data Room. Within fifteen (15) business days following the Closing Date, Seller shall provide Purchaser with a digital copy of the Virtual Data Room as of the Closing Date.
Article VII
CONDITIONS TO CLOSING

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1.1.Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Purchaser in its sole discretion:
(a)Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.
(b)Seller shall have performed or complied with, in all material respects, all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the Closing.
(c)Purchaser shall have received from Seller a certificate to the effect set forth in Sections 7.1(a) and (b), signed by a duly authorized officer thereof.
(d)Purchaser shall have received from Seller each of the deliverables set forth in Section 5.2.
(e)All material consents of, or registrations, declarations or filings with, any Governmental Entity legally required for the consummation of the Contemplated Transactions shall have been obtained or filed.
(f)No Governmental Entity shall have enacted, issued, promulgated or enforced any Law that prohibits the consummation of the transactions contemplated by this Agreement.
(g)No Legal Proceedings shall be pending or threatened prohibiting the Contemplated Transactions.
1.2.Conditions to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by Seller in its sole discretion:
(a)Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) both when made and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct, to the extent set forth above, as of such specified date.
(b)Purchaser shall have performed or complied with, in all material respects, all covenants and agreements to be performed or complied with by it under this Agreement at or prior to the Closing.
(c)Seller shall have received from Purchaser a certificate to the effect set forth in Sections 7.2(a) and (b), signed by a duly authorized officer thereof.

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(d)All material consents of, or registrations, declarations or filings with, any Governmental Entity legally required for the consummation of the Contemplated Transactions shall have been obtained or filed.
(e)No Governmental Entity shall have enacted, issued, promulgated or enforced any Law that prohibits the consummation of the transactions contemplated by this Agreement.
(f)Seller shall have received from Purchaser each of the deliverables set forth in Section 5.3.
Article VIII
INDEMNIFICATION
1.1.Survival.
(a)Representations and Warranties. The representations and warranties made by the Parties in Article III and Article IV shall survive twelve (12) months following the Closing.
(b)Covenants and Agreements. None of the covenants or agreements that are required to be performed by any Party prior to the Closing shall survive the Closing. All covenants and agreements made by any Party which are to be performed after the Closing Date shall survive until the applicable statute of limitations (including any applicable extension thereof) therefore has expired with respect to any breach thereof or to the extent necessary to fulfill or satisfy the obligations with respect to such covenant or agreement in their entirety.
1.2.Seller Indemnification. Seller shall defend, indemnify and hold harmless Purchaser and its Affiliates (the “Purchaser Indemnitees”) from and against any and all Claims or Losses that may be imposed upon, incurred by or asserted against any Purchaser Indemnitee arising out of:
(a)any inaccuracy or breach of any representation or warranty of Seller contained in Article III of this Agreement;
(b)any breach or nonfulfillment of any covenant or agreement of Seller contained in this Agreement;
(c)any Retained Liability; and
(d)any third party Claim relating to any of the foregoing.
1.3.Purchaser Indemnification. Purchaser shall defend, indemnify and hold harmless Seller and its Affiliates (the “Seller Indemnitees”) from and against any and all Claims or Losses that may be imposed upon, incurred by or asserted against any Seller Indemnitee arising out of:
(a)any inaccuracy or breach of any representation or warranty of Purchaser contained in Article IV of this Agreement;
(b)any breach or nonfulfillment of any covenant or agreement of Purchaser contained in this Agreement;
(c)any Assumed Liability;

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(d)Purchaser or its Representatives presence, acts, or omissions at the CMA Facility (including the failure to follow Property Guidelines) following the Closing; and
(e)any third party Claim relating to any of the foregoing.
1.4.Limitation on Indemnification.
(a)An Indemnitor shall not be liable for indemnifiable Losses under Sections 8.2(a) or 8.3(a), as applicable, unless the aggregate amount of indemnifiable Losses of all Purchaser Indemnitees or Sellers Indemnitees, as the case may be, exceeds one hundred sixty thousand dollars and 0/100 ($160,000), and then, such party shall be entitled to recover all indemnifiable Losses from the first dollar.
(b)Except with respect to any Liability resulting from Fraud on part of Seller or arising out a Retained Liability, Seller’s maximum aggregate liability (i) arising under Section 8.2(a) of this Agreement shall in no event exceed five percent (5%) of the Closing Purchase Price actually received by Seller and (ii) relating to or arising out of any other provision of this Agreement or any other Transaction Document shall not exceed the Purchase Price.
(c)IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY UNDER THIS AGREEMENT FOR ANY PUNITIVE, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (EXCEPT TO THE EXTENT ACTUALLY PAID TO A THIRD PARTY), INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE.
(d)Sources of Indemnification. Subject to the procedures set forth in Section 8.5, the Parties agree that to the extent Seller is liable to any Purchaser Indemnitee for indemnifiable Losses under Section 8.2 arising out of Claims made before the first (1st) anniversary of the Closing Date, Purchaser may elect to offset such Losses from the First Deferred Payment up to a maximum of five hundred fifty thousand dollars ($550,000), as Purchaser’s sole source of recovery for indemnifiable Losses. For clarity purposes, Purchaser may not offset amounts under this Section 8.4(d) in anticipation of future indemnifiable Claims but may only retain amounts equal to Losses incurred pursuant to indemnifiable Claims occurring prior to making the First Deferred Payment. No amounts may be withheld from the Second Deferred Payment.
1.5.Procedure for Indemnification.
(a)In the event that any Purchaser Indemnitees or Seller Indemnitees shall incur Claims or Losses for which indemnity may be sought, the party indemnified hereunder (“Indemnitee”) shall notify the party providing indemnification (“Indemnitor”) by written notice (a “Claim Notice”) promptly after discovery of the filing or assertion of any Claim against Indemnitee; provided that, any delay or failure to notify Indemnitor shall not relieve it from any liability except to the extent that the defense of such action is materially prejudiced or materially adversely affected by such delay or failure to notify. In the event that an indemnification matter does not involve a third party Claim, subject to compliance with Section 8.5(b) below, in response to a Claim Notice the Indemnitor shall either (i) object to such Claim by delivering a written notice specifying in reasonable detail the basis for such objection within thirty (30) business days after delivery by the Indemnitee of such Claim Notice (the “Dispute Statement”) or (ii) if a Dispute Statement is not received by the Indemnitee within such thirty (30) business day period, the amount set forth in the Claim Notice shall be deemed accepted by the Indemnitor. If the Indemnitor delivers to the Indemnitee a Dispute Statement

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applicable to all or any portion of a Claim within the thirty (30) business day period set forth above, then the amount in dispute set forth in the Dispute Statement shall not be payable to the Indemnitee until either (A) Indemnitee and Indemnitor jointly agree in writing to the resolution of the amount in dispute in such Dispute Statement, or (B) a court of competent jurisdiction enters a final and non-appealable order regarding the Claim and the amount in dispute in such Dispute Statement. Within five (5) business days after a final determination of each Claim pursuant to this Section 8.5(a), the Indemnitor shall pay the Indemnitee the amount of damages sustained or incurred by the Indemnitee which have not previously been paid.
(b)In the case of third party Claims, the Indemnitee shall give the Indemnitor a reasonable opportunity (i) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee, (ii) to take all other reasonable steps or proceedings to settle or defend any such Claims, provided that the Indemnitor shall not settle third party Claims other than solely for money damages without the prior written consent of the Indemnitee (including, without limitation, settlements imposing equitable remedies or injunctive relief on the Indemnitee), which consent shall not be unreasonably conditioned, withheld or delayed, and (iii) to employ counsel designated by the Indemnitor and reasonably satisfactory to the Indemnitee to contest any such Claim or liability in the name of Indemnitee or otherwise. The Indemnitor shall, within thirty (30) days of receipt of a notice of such Claim give written notice to the Indemnitee of its intention to assume the defense of such Claim. If the Indemnitor does not deliver to the Indemnitee within the thirty (30)-day notice period notice that Indemnitor shall assume the defense of any such Claim or litigation, the Indemnitee may defend against and settle any such Claim or litigation in such manner as it may deem appropriate, all at the expense of the Indemnitor, and the costs and expenses of all proceedings, contests or lawsuits and all other damages sustained or incurred with respect to such Claims, proceedings or litigation shall be borne solely by the Indemnitor. In the event that the Indemnitor does timely assume the defense provided above, the Indemnitee shall have the right to fully participate in such defense at its sole expense, and the Indemnitor shall reasonably cooperate with the Indemnitee in connection with such participation, and in all cases the Indemnitor shall keep the Indemnitee fully informed as to all matters concerning each Claim. Within five (5) business days after a final determination of each third party Claim by any court, panel of arbitrator(s) or Governmental Entity having jurisdiction thereof, the Indemnitor shall pay the Indemnitee the amount of damages sustained or incurred by the Indemnitee which have not previously been paid.
1.6.Mitigation. Each Indemnitee shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.
1.7.Insurance Proceeds. In determining the amount of any Losses suffered by an Indemnitee for which it is entitled to payment or indemnification pursuant to this Agreement or otherwise, there will be taken into account any insurance proceeds or indemnity, contribution or other similar agreements received by the Indemnitee and attributable to or derived from such Losses. The Indemnitee shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.
1.8.Exclusive Remedies. The Parties acknowledge and agree that, except for the remedies available in Section 6.15, from and after Closing, their sole and exclusive remedy with respect to any and all Claims (other than Claims arising from Fraud on the part of a Party in connection with the Contemplated Transaction) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement or any Transaction Document, shall be pursuant to the indemnification provisions set forth in this Article VIII.

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Article IX
TERMINATION
1.1.Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Purchaser and Seller;
(b)(i) by Seller, if Seller is not then in material breach of its obligations under this Agreement and Purchaser breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2, (B) cannot be or has not been cured within 15 days following delivery to Purchaser of written notice of such breach or failure to perform and (C) has not been waived by Seller or (ii) by Purchaser, if Purchaser is not then in material breach of its obligations under this Agreement and Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.1, (B) cannot be or has not been cured within 15 days following delivery to Seller of written notice of such breach or failure to perform and (C) has not been waived by Purchaser;
(c)(i) by Seller, if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment prior to July 31, 2023 or (ii) by Purchaser, if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment prior to July 31, 2023; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of such condition to be satisfied on or prior to such date;
(d)by either Seller or Purchaser if the Closing shall not have occurred by July 31, 2023 (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 9.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Termination Date;
(e)by either Seller or Purchaser in the event that any Governmental Entity shall have issued an Order restraining, enjoining or otherwise prohibiting the Contemplated Transactions and such Order shall have become final and nonappealable; or
(f)by Purchaser, if between the date hereof and the Closing, an event or condition occurs and is continuing that has had a Material Adverse Effect.
The party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to the other party.
1.2.Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.17 and 4.5 relating to broker’s fees, Section 6.2 relating to public announcements, Section 6.14 relating to confidentiality, Article X and this Section 9.2 and (b) that no such termination shall relieve either party from any liability or damages arising out of (i) a material breach of a covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement, or (ii) Fraud, willful

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misconduct or intentional misrepresentation with respect to the making of any representation or warranty set forth in this Agreement.
Article X
MISCELLANEOUS
1.1.Severability. Any provision, including any phrase, sentence, clause, Section or subsection, of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provision, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
1.2.Amendment and Waivers. No amendment, modification or discharge (other than by payment or performance) of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought.
1.3.Entire Agreement. This Agreement, including the Disclosure Schedules and Exhibits, and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings, and negotiations, whether written or oral, with respect to the subject matter of this Agreement.
1.4.Expenses. Unless otherwise expressly provided herein, all expenses incurred by each of the Parties in connection with or related to the authorization, preparation and execution of this Agreement and the closing of the Contemplated Transactions, including all fees and expenses of agents and representatives employed by any such Party, shall be borne solely by the Party which has incurred such expense.
1.5.Notice. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested or delivered by overnight courier service, delivery charge prepaid, or sent by facsimile or electronic mail, provided that such facsimile or email is followed by hard copy delivery:
If to Seller:

Evoqua Water Technologies LLC
210 Sixth Avenue
Pittsburgh, PA 15222

If to Purchaser:

Rockwell Medical, Inc.
30142 S. Wixom Road
Wixom, MI 48393

With a copy to:

Gibson, Dunn & Crutcher
555 Mission Street
San Francisco, CA 94105-0921

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or at such other address as may be furnished by the Parties hereto in writing.

1.6.Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court sitting in the State of Delaware, and each Party irrevocably consents to and submits to such venue.
1.7.Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.
1.8.Assignment. Neither Party shall assign this Agreement or any part hereof without the prior written consent of the other Party; provided that either Party may assign this Agreement to an Affiliate. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
1.9.Counterparts; Execution by Electronic Means. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one (1) and the same instrument. The reproduction of signatures by means of facsimile or other electronic device shall be treated as though such reproductions are executed originals.
1.10.Currency. All amounts payable hereunder shall be made in U.S. dollars.
1.11.Headings. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.
1.12.Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the first Person, including a subsidiary of the first Person, a Person of which the first Person is a subsidiary or another subsidiary of a Person of which the first Person is also a subsidiary; “control” (including the term “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract or credit arrangement, as trustee or executor, or otherwise.
“Asset Tax” means any ad valorem, property, excise, severance, production, registration, stamp duty, transfer, documentary and similar Taxes based upon or measured by the ownership or operation of the Acquired Assets but excluding, for the avoidance of doubt, any income Taxes and Transfer Taxes.
“Benefit Plan” means any “employee benefit plan” (as described in Section 3(3) of ERISA), and any other written or unwritten deferred compensation, pension, retirement, supplemental retirement, excess benefit, profit sharing, bonus, commission, incentive, stock option, stock purchase, stock ownership, stock appreciation right, phantom stock, restricted stock, equity derivative or other equity based award, employment, consulting, severance, salary

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continuation, termination, change of control, savings, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, Contract, agreement, arrangement or policy, in each case in effect and covering one or more Employees of Seller or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits.
“Claim” means any liability, suit, action, claim, demand, loss, expense, penalty, fine, judgment or other cost of any kind or nature whatsoever.
“Confidential Information” means, with respect to any Person, all non-public proprietary information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, that relates to any research, technical, manufacturing, business or commercial activities or plans of such Person, including all systems, servicing methods and business techniques, programs, formulas, processes, compilations of technical and non-technical information, inventions, discoveries and improvements, designs, drawings, blueprints, software, software code, databases, product ideas, concepts, prototypes, features, procedures, training, promotional materials, training courses and other training and instructional materials, vendor and product information, sales intermediary lists and other sales intermediary information, and customer lists and other customer information, whether or not patented or patentable including any terms or provisions hereof and information that constitutes a trade secret of such Person under the Uniform Trade Secrets Act. The term “Confidential Information” will exclude any information that (i) is (or that becomes) generally available to the public through no action of the Person (including any of its Representatives) required to maintain the confidentiality of such information; (ii) was already in the possession of such Person prior to disclosure thereto; (iii) was independently developed by such Person without use of or reliance on any Confidential Information; or (iv) is received by such Person from a third party, provided that such third party is not known by such Person (after reasonable inquiry) to be bound by a confidentiality obligation with respect to such Confidential Information.
“Contemplated Transactions” means the sale and purchase of the Acquired Assets hereunder and all of the transactions ancillary thereto which are referred to in this Agreement and the other Transaction Documents.
“Contract” means, with respect to any Person, any contract, lease, agreement, license, permission, assignment, instrument, sales or purchase order, undertaking or any other commitment, including any amendments and other modifications thereto, to which such Person is, or such Person’s properties, operations, business or assets are, bound.
“Contract Manufacturing Agreement” means that certain Concentrates Manufacturing Agreement dated January 3, 2022, by and between Seller and Medivators Inc.
“Dividable Contract” means any written Contract pursuant to which Seller delivers products or services of the Concentrates Business or the Concentrates Business receives products or services from suppliers and vendors, which Contract also relates to other businesses of Seller.
“Encumbrance(s)” means, with respect to any asset, any security interest, lien, encumbrance, pledge, mortgage, charge, transferability restriction, or other or burden of any nature whatsoever attached to or adversely affecting such asset.
“Fraud” means, with respect to a Party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in Article III or Article IV or in any other Transaction Document, made by such Party,

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(i) with respect to Seller, to Seller’s Knowledge or (ii) with respect to Purchaser, to Purchaser’s actual knowledge, of its falsity and made for the purpose of inducing the other Party to enter into this Agreement, and upon which the other Party justifiably relies with resulting Losses.
“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.
“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.
“including,” and its derivative forms, means including, but not limited to.
“Indebtedness” means, with respect to a Person, any obligations of such Person: (i) for borrowed money, including related fees and expenses; (ii) evidenced by notes, bonds, debentures or similar instruments; (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business); (iv) all obligations under terms that are or should be, in accordance with GAAP, as consistently applied by Seller in accordance with past practices, recorded as capital leases; or (v) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.
“Intellectual Property” means, collectively, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents; (ii) all trademarks, fictitious names, domain names, brand names, brand marks, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all mask works and all applications, registrations, and renewals in connection therewith; (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software; (vii) all moral rights and all other proprietary rights; (viii) all copies and tangible embodiments of any of the foregoing (in whatever form of medium); (ix) any and all rights to sue for Claims and remedies against past, present and future infringement, dilution or misappropriations of any or all of the foregoing, and rights for priority and protection of interests therein under the laws of any jurisdiction; and (x) goodwill associated with any of the foregoing.
“Inventory Amount” means the value in dollars of finished inventory of Seller primarily related to the Concentrates Business on hand as of the Closing that expires at least one (1) year after the Closing Date, calculated in accordance with the accounting methods and procedures set forth on Disclosure Schedule 2.2(a).
“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge after reasonably inquiry of their direct reports of those persons listed on Disclosure Schedule 10.12.
“Laws” means, with respect to a particular Person, any laws (including provisions of common law), statutes, ordinances, regulations, rules, codes, agency guidelines of any Governmental Entity judgments, decrees administrative pronouncements or other requirements or rules of law binding on or applicable to such Person.

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“Legal Proceeding” means any audit, Claim or legal, administrative or other similar proceeding by or before any Governmental Entity (including any foreign, federal, state or local court or self-regulating organization) or arbitration or alternative dispute resolution panel.
“Liabilities” means any direct or indirect liability, Indebtedness, guaranty, endorsement, Claim, Loss, damage, deficiency, cost (including Taxes), expense, obligation or responsibility whether secured or unsecured.
“Losses” means, with respect to any event or circumstance, including a third party Claim, any and all liabilities, Encumbrances, penalties, fines, settlements, or Claims, including reasonable and documented attorneys’ fees, incurred by a Person in connection with such event or circumstance; provided, however, “Losses” shall not include, and no Party shall be liable to the other Party for, any indirect, consequential, special or punitive damages.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the results of operations, financial condition or assets of the Concentrates Business, taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to the following: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Concentrates Business operates, but only to the extent that Seller is not disproportionately affected; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with Seller and the Concentrates Business; (viii) any natural or man-made disaster or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (x) any failure by the Concentrates Business to meet any internal or external published projections, forecasts, revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).
“Order” means any judgment, order, writ, decree, injunction, award, ruling or other determination whatsoever of any Governmental Entity or any other entity or body (including any arbitration or similar panel) whose finding, ruling or holding is legally binding or is enforceable as a matter of right (in any case, whether preliminary or final).
“Ordinary Course of Business” means the ordinary course of normal day to day operations of the Concentrates Business, consistent with past practice.
“Permit” means, with respect to any Person, any license, permit, authorization, approval, certificates of authority, registration, qualification, easement, rights of way or similar consent or certificate granted or issued to such Person.
“Person” means a corporation, an association, a partnership, an organization, a business, a limited liability company, an individual, a government or political subdivision thereof or a Governmental Entity.

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“Permitted Encumbrance” means: (i) statutory liens for Taxes that are not yet due and payable or that are being contested in good faith through appropriate proceedings (and for which adequate reserves have been established on Seller’s financial statements in accordance with GAAP); (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (v) any restriction or limitation imposed by this Agreement; (vi) such imperfections of title and encumbrances, if any, which are not material in character, amount or extent (individually or in the aggregate) and which do not (individually or in the aggregate) materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby; and (vii) liens granted pursuant to Seller’s senior credit facility, provided that such liens have been released by the lenders effective at the Closing.
“Representatives” means, as to any Person, its officers, directors, employees, agents, counsel, accountants, investment bankers, engineers, consultants and other representatives or advisors.
“Taxes” or “Tax” means all U.S. federal, state, local or non-U.S. taxes, charges, duties, fees, levies, assessments or charges in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by any Governmental Entity (whether imposed directly or through withholding and whether or not disputed), including any amounts resulting from the failure to file any Tax Return, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any taxing authority (or provided to a payee).
“Transaction Documents” means, collectively, (a) this Agreement, (b) the Bill of Sale, (c) the Assignment and Assumption Agreement; (d) the Intellectual Property Assignment Agreement; (e) the Side Letter, (f) the Transition Services Agreement and (g) any other Contracts, instruments, document and certificates contemplated hereunder to be delivered by any Party at or prior to the Closing.
“Virtual Data Room” means that certain electronic data room hosted by OneHub, where Seller uploaded certain information and data related to the Contemplated Transactions.
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IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

PURCHASER: ROCKWELL MEDICAL, INC. By:/s/ Mark Strobeck_________________________ Name: Title:

SELLER: EVOQUA WATER TECHNOLOGIES LLC By: /s/ Rodney Aulick Name: Rodney Aulick Title: EVP and Segment President, Integrated Sales Solutions and Services

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